UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HILL INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

May 11, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Hill International, Inc. (the “Company”) which will be held at the principal executive offices of the Company, 303 Lippincott Centre, Marlton, New Jersey 08053, on Wednesday, June 10, 2009 at 1:00 p.m.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our fellow stockholders as possible.

Sincerely,

Irvin E. Richter

Chairman and Chief Executive Officer

Hill International, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Hill International, Inc. (the “Company”) will hold its Annual Meeting of Stockholders at 303 Lippincott Centre, Marlton, NJ 08053 on Wednesday, June 10, 2009, at 1:00 p.m. eastern time. We are holding the meeting for the following purposes:

1.	to elect two members of the Board of Directors, whose terms are described in the proxy statement;

2.	to approve the 2009 Non-Employee Director Stock Grant Plan;

3.	to transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Only holders of record of common stock of the Company at the close of business on April 29, 2009 are entitled to notice of and to vote at the Annual Meeting. The vote of each stockholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign, date and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. Please see the instructions on your proxy card. If you do attend the meeting, you may revoke your proxy and vote in person.

By order of the Board of Directors,

William H. Dengler, Jr.

Secretary

Marlton, New Jersey

May 11, 2009

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Hill International, Inc. (“Hill” or the “Company”) of proxies to be voted at our Annual Meeting of Stockholders, to be held on Wednesday, June 10, 2009, and at any meeting following adjournment or postponement of the Annual Meeting. The Annual Meeting will begin at 1:00 p.m. eastern time, and it will be held at 303 Lippincott Centre, Marlton, NJ 08053. Stockholders will be admitted beginning at 12:00 p.m. eastern time. We are first mailing this proxy statement and proxy card (including voting instructions) on or about May 11, 2009, to persons who were stockholders at the close of business on April 29, 2009, the record date for the meeting.

VOTING

Who Can Vote?

You are entitled to vote at the Annual Meeting all shares of the Company’s common stock that you held as of the close of business on the record date. Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

On April 29, 2009, there were 39,964,078 shares of common stock outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting.

Who Is the Record Holder?

You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares are registered directly in your name, we are sending these proxy materials directly to you. If the record holder of your shares is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

If you are the record holder:

•

By Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of business on June 9, 2009.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.

If your stock is held by brokers, banks or other nominees:

If your common stock is held by a broker, bank or other nominee, you will receive instructions from such nominee that you must follow in order to have your shares voted.

If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on April 29, 2009.

If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the Annual Meeting. Under the rules of the New York Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of Directors.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

If your stock is held in the Hill International, Inc. 401(k)Retirement Savings Plan:

If you are or were an employee and hold shares in the 401(k) Plan, the proxy that you submit will provide your voting instructions to the plan trustee. However, you cannot vote your savings plan shares in person at the meeting. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in the plan.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors. Thus, a Director may be elected even if the Director receives less than a majority of the shares represented at the meeting. Proxies cannot be voted for a greater number of nominees than are named in this Proxy Statement.

All other matters to come before the Annual Meeting require the approval of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: “for” the nominees for Director.

Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, any shares not voted as a result of a marked abstention or a broker non-vote will not be counted as votes for or against a particular matter. Accordingly, marked abstentions and broker non-votes will have no effect on the outcome of a vote.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

Who Will Pay the Expenses of Proxy Distribution?

The Company will pay the expenses of the preparation of the proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission (SEC) and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of the Company’s stock.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors (the “Board”) is divided into three classes. One class is elected each year for a term of three years.

Two Directors will be elected at this Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2012. The Board has nominated Brian W. Clymer and Camille S. Andrews to serve for the term expiring in 2012. You can find information about Mr. Clymer and Ms. Andrews below.

The persons named in the proxy card will vote such proxy “for” the election of Mr. Clymer and Ms. Andrews unless you indicate that your vote should be withheld. If elected, each of Mr. Clymer and Ms. Andrews will continue in office until their successor has been duly elected and qualified, or until the earliest of their death, resignation, retirement or removal. Each of Mr. Clymer and Ms. Andrews has indicated to the Company that they will serve if elected. We do not anticipate that either Mr. Clymer or Ms. Andrews will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of Mr. Clymer and Ms. Andrews as Directors.

Nominees for Director – Term Expiring in 2012

BRIAN W. CLYMER has been a Director of Hill since June 28, 2006. Mr. Clymer is Senior Vice President of External Affairs for Prudential Financial, Inc. where he has worked since July 1997. Prior to Prudential, he served as New Jersey State Treasurer under Governor Christine Todd Whitman from 1994 to 1997. Prior to that, Mr. Clymer was President and Chief Executive Officer of Railway System Design, Inc. and Vice President of its parent company, Gannett Fleming, Inc., an engineering design firm, from 1993 to 1994. From 1989 to 1993, he served under President George H.W. Bush as Administrator of the U.S. Department of Transportation’s Federal Transit Administration. Mr. Clymer has served on numerous Boards of Directors, including the New Jersey Sports and Exposition Authority, the New Jersey Casino Reinvestment Development Authority, the New Jersey Performing Arts Center, the Southeastern Pennsylvania Transportation Authority, the American Public Transportation Association, and Motor Coach Industries International, Inc., then a New York Stock Exchange-listed designer and manufacturer of buses and coaches. He currently serves on the Board of Directors of the New Jersey Alliance for Action, the Prudential Financial, Inc. Political Action Committee, the Independent College Fund of New Jersey and Longport, Inc., an OTCBB-listed medical technology company. Mr. Clymer earned his B.S. in business and economics from Lehigh University. He is a Certified Public Accountant in the Commonwealth of Pennsylvania. Age: 61.

CAMILLE S. ANDREWS is a new director nominee. Since 1998, Ms. Andrews has been an Associate Dean, and since 1996 she has been a member of the faculty, of Rutgers University School of Law at Camden. Since 2007, Ms. Andrews has also served as a Managing Director of and Counsel to Context Capital Partners, a private equity firm. Between 1986 and 1996, Ms. Andrews was a Partner with the law firm of Dilworth Paxson LLP, and between 2006 and 2008, she was Of Counsel to that firm. Ms. Andrews earned a B.A. magna cum laude in rhetoric and communication from the University of Pittsburgh and a J.D. with honors from Rutgers University School of Law at Camden. She is a member of several charitable boards, including the Walnut Street Theatre, ACYO Foundation and New Jersey Child Cares. Ms. Andrews is admitted to practice law in New Jersey and Pennsylvania. Age: 49

Continuing Directors – Term Expiring in 2010

IRVIN E. RICHTER was Chairman of the Board of Directors of our predecessor company, Hill International, Inc., which is sometimes referred to hereinafter as “Old Hill,” from 1985 until June 28, 2006, and he was its Chief Executive Officer and a member of its Board of Directors since he founded Old Hill in 1976. On June 28, 2006, he was appointed Chairman of the Board of Directors and Chief Executive Officer of the Company. In

2002, he was selected as a Fellow by the Construction Management Association of America (“CMAA”) for his contributions to the construction management industry. Mr. Richter holds a B.A. in government from Wesleyan University and a J.D. from Rutgers University School of Law at Camden and received Distinguished Alumnus Awards from both universities. Age: 64.

ERIC S. ROSENFELD was the Chairman of the Board, Chief Executive Officer and President of Arpeggio Acquisition Corporation, a blank check company, from its inception until June 28, 2006. On June 28, 2006, after the merger of Arpeggio and Old Hill, he resigned those offices but remained a member of the Board of Directors of the Company. Mr. Rosenfeld has been the President and Chief Executive Officer of Crescendo Partners, L.P., a New York based investment firm, since its formation in November 1998. Prior to forming Crescendo Partners, he held the position of Managing Director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc for fourteen years. He was Chairman of the Board of Spar Aerospace Limited from 1999 through 2001. Mr. Rosenfeld is Chairman of the Board and Chairman of the strategic planning committee of CPI Aerostructures Inc., an American Stock Exchange-listed company engaged in the contract production of structural aircraft parts principally for the United States Air Force and other branches of the U.S. armed forces. He is Chairman of the Board of Computer Horizons Corp., an IT Services Company. He is also a director of Primoris Services Corporation, a NASDAQ listed specialty construction firm that went public by merging with Rhapsody Acquisition Corporation. Rhapsody was a blank check company of which Mr. Rosenfeld was Chairman, President and CEO. He is also a Director of Matrikon Inc, a Toronto Stock Exchange listed company that is a provider of industrial intelligence solutions and a Director of DALSA Corp., a Toronto Stock Exchange listed digital imaging and semiconductor firm. He is also a Director of Cott Corporation, a NYSE and Toronto Stock Exchange listed beverage company. Mr. Rosenfeld was a Director of Emergis Inc., a Toronto Stock Exchange-listed electronic commerce company until its recent acquisition by Telus. He was a Director of Sierra Systems Group Inc., a Toronto Stock Exchange-listed information technology, management consulting and systems integration firm until it was acquired in early 2007. He served as a Director of the Geac Computer Corporation Limited, a Toronto Stock Exchange and NASDAQ listed enterprise software company until it was sold in 2006. Mr. Rosenfeld served as a Director and head of the special committee of Pivotal Corporation, a Vancouver based customer relations management software company. Until its sale in 2004 to Kronos Incorporated, he was also a Director of AD OPT Technologies, Inc., a company based in Montreal that provides advanced workforce planning, scheduling and management solutions. Mr. Rosenfeld is a regular guest lecturer at Columbia Business School and he is a faculty member at the Directors College. He has served on numerous panels at Queen’s University Business Law School Symposia, McGill Law School, the World Presidents’ Organization, the Canadian Corporate Counsel Association Conference and the Canadian Foundation for Investor Education. He has also been a regular guest host on CNBC. Mr. Rosenfeld received an MBA from Harvard University and an AB degree in economics from Brown University.

WILLIAM J. DOYLE has been a Director of Hill since June 28, 2006. Mr. Doyle has been retired from full-time employment since June 1999. From 1993 to 1999, he was Chairman and Chief Executive Officer of Paolin & Sweeney, Inc., an advertising and public relations firm. Before that, he was Vice Chairman of the Board of Directors of Old Hill from 1985 to 1992. Mr. Doyle has served as Chairman of the Delaware River Port Authority, as Chairman of the Philadelphia Area Transportation Corp., as Chairman of the Executive Committee of the Tri-State Regional Port Development Corp., and as President of the Philadelphia Chapter of the Young Presidents’ Organization. He served on the Board of Directors of STV Group, Inc., then a Nasdaq-listed engineering, architecture and construction management firm, from 1993 to 2001. He has also served on the Board of Directors of the American Cinematheque, the Philadelphia College of Performing Arts, the American Public Transportation Association, and the CMAA. Age: 78.

Continuing Directors – Term Expiring in 2011

DAVID L. RICHTER was President and Chief Operating Officer of Old Hill from April 2004 until June 28, 2006, and he was a member of its Board of Directors from February 1998 until June 28, 2006. On June 28, 2006, he was appointed President and Chief Operating Officer of the Company and a member of our Board of

Directors. He was President of Old Hill’s Project Management Group from April 2001 to March 2004. Before that, Mr. Richter was Old Hill’s Senior Vice President, General Counsel and Secretary from August 1999 to March 2001 and Vice President, General Counsel and Secretary from April 1995 to August 1999. Prior to joining Old Hill, he was an attorney with the New York City law firm of Weil, Gotshal & Manges LLP from 1992 to 1995. Mr. Richter is a member of the Young Presidents’ Organization, a member of the Board of Trustees of the Southern New Jersey Development Council and he was a member of the Board of Directors of the CMAA from 2001 to 2007. He earned a B.S. in management, a B.S.E. in civil engineering and a J.D. from the University of Pennsylvania. Mr. Richter is a son of Irvin E. Richter. Age: 42.

ALAN S. FELLHEIMER has been a Director of Hill since June 28, 2006. He has been Chairman of the Philadelphia law firm of Fellheimer & Eichen LLP since January 1998. He was Chairman of the Board of the Pennsylvania Business Bank since he founded the state-chartered commercial bank in September 1998 until the bank was sold in November 2008. He also served as the bank’s President and Chief Executive Officer from 1998 until 2006. From 1991 to 1998, Mr. Fellheimer was a Partner in the Philadelphia law firm of Fellheimer Eichen Braverman & Kaskey. During 1991, he was a Partner with the Philadelphia law firm of Spector Gadon & Rosen, P.C. From 1985 to 1990, Mr. Fellheimer was Chairman and Chief Executive Officer of Equimark Corp., then a New York Stock Exchange-listed bank holding company. He currently serves as a member of the Board of Trustees of Gratz College, a member of the Board of Trustees of the Pennsylvania Ballet, a member of the President’s Advisory Board of Temple University and a member of the Dean’s Advisory Board of the School of Social Policy & Practice of the University of Pennsylvania. Mr. Fellheimer is a Trustee of the Law Foundation of Temple University and a Trustee of the Grand Lodge of Pennsylvania, AYF&AM. Mr. Fellheimer earned his A.B. in liberal arts and his J.D. summa cum laude from Temple University. He is a member of the New Jersey, New York and Pennsylvania bars. Age: 66.

CORPORATE GOVERNANCE

Pursuant to the Delaware General Corporation Law and the Company’s By-laws, the Company’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members on our Board.

During fiscal 2008 the Board held 13 meetings and the committees held a total of 12 meetings. Each incumbent Director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he was a member during the period he served as a Director in fiscal 2008. Although, we do not have a policy requiring all Directors to attend annual meetings of stockholders, we expect all Directors to attend, absent extenuating circumstances.

Director Independence

Hill currently has, and it is anticipated that after the 2009 Annual Meeting Hill will have, five independent directors on a Board of seven members. They will be: Camille S. Andrews, Brian W. Clymer, William J. Doyle, Alan S. Fellheimer and Eric S. Rosenfeld. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with Hill. In making its determinations regarding director independence, the Board adheres to the independence requirements in the New York Stock Exchange listing standards. In making an independence determination, the Board considers all relevant facts and circumstances regarding any transactions, relationships and arrangements between Hill and the director, and also between Hill and the company or organization with which the director is affiliated. However, except as noted below with regard to the Audit Committee, the Board has not adopted any categorical standards to assist it in making an independence determination. In evaluating the qualifications of directors for appointment to the Audit Committee, the Board also applies the separate SEC independence requirements applicable to such members which provide that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Hill or any of its subsidiaries other than their directors’ compensation.

The Company has determined that none of the persons identified in the immediately preceding paragraph has any material relationship with Hill, and all of them are independent because none of those persons, nor any member of his or her immediate family is, or has been within the last three years:

•	an executive officer or employee of Hill or any of its subsidiaries;

•	a partner or employee of Hill’s independent registered accounting firm;

•	an executive officer of another company where any of Hill’s present executive officers is or was, at the same time, serving on that company’s compensation committee; or

•

a current executive officer or employee of a company that has made payments to, or received payments from, Hill for property or services which exceeded the greater of $1 million or 2% of that company’s consolidated revenues.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by the Board of Directors, which include guidelines for determining director independence, are published on the Company’s website at www.hillintl.com, in the “Investor Relations” section, and available in print to any stockholder upon request. That section of the website makes available all of the Company’s corporate governance materials, including board committee charters. Those materials are also available in print to any stockholder upon request.

Code of Ethics

All directors, officers and employees of the Company must act ethically at all times and in accordance with the policies comprising Hill’s Code of Ethics which is available on our website at www.hillintl.com, in the “Investor Relations” section, and available in print to any stockholder upon request. Any waiver or any implicit waiver from a provision of the Code of Ethics by Hill’s chief executive officer, chief financial officer, chief accounting officer or controller, or any amendment to the Code of Ethics must be approved by the Board and must be disclosed in the Company’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC. Hill’s Audit Committee is responsible for applying the Code of Ethics to specific situations in which questions are presented to it and has the authority to interpret the Code of Ethics in any particular situation. If, after investigating any potential breach of the Code of Ethics reported to it, the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Board of Directors. Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or the Company’s General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Communicating Concerns to Directors

The Company encourages all interested persons to communicate any concern that an officer, employee, director or representative of Hill has engaged in illegal or dishonest fraudulent activity, or has violated Hill’s Code of Ethics. Such persons may report their concerns to the Board in one of the following ways: by mail sent to William H. Dengler, Jr., Corporate Secretary, at the Company’s principal executive office: 303 Lippincott Centre, Marlton, NJ 08053; by telephone at (866) 352-2792; or by email addressed to hint@openboard.info. All such communications will be referred to Mr. Dengler who will circulate them to the members of the Board, or in the case of potential violations of the Code of Ethics, to the Chairman of the Audit Committee. If the communication is directed to a particular Director, Mr. Dengler will forward the communication to that Director. The Board does not screen stockholder communications.

Compensation Committee Interlocks and Insider Participation

Eric S. Rosenfeld, who is a member of our Compensation Committee, served as the Chairman, President and Chief Executive Officer of the Company from its inception until its merger with Old Hill on June 28, 2006. Mr. Rosenfeld did not receive any salary or Director’s fees for his service to the Company in those capacities. William J. Doyle, who is also a member of our Compensation Committee, was an officer of Old Hill from 1979 until 1992.

COMMITTEES OF THE BOARD OF DIRECTORS

During fiscal 2008, the Board of Directors had standing Audit, Compensation and Governance and Nominating Committees. The charter of each committee is available on our website at www.hillintl.com, in the “Investor Relations” section.

Audit Committee. During fiscal year 2008, the Audit Committee consisted of Brian W. Clymer (Chairman), William J. Doyle and Alan S. Fellheimer. Members of the Committee are non-management directors who, in the opinion of the Board, satisfy the independence criteria established by the Board and the standards of the SEC. The Company has determined that Brian W. Clymer qualifies as an “audit committee financial expert,” as defined by the rules of the SEC. For additional information regarding the experience and background of Mr. Clymer, see “Item 1 – Election of Directors” above.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by Hill to its stockholders, the Securities and Exchange Commission and others, monitoring the Company’s financial reporting processes and internal control systems, and retaining Hill’s independent auditors and overseeing their audit activities. The Audit Committee reviews the independent auditors’ qualifications and independence, as well as the Company’s compliance with its ethics policies and with applicable legal and regulatory requirements. The Audit Committee also reviews and approves any transactions between Hill and any related parties. During fiscal 2008, the Audit Committee met six times. The report of the Audit Committee is included in this proxy statement.

Compensation Committee. During fiscal 2008, the Compensation Committee consisted of Alan S. Fellheimer (Chairman), Brian W. Clymer, William J. Doyle and Eric S. Rosenfeld. The Compensation Committee oversees Hill’s executive compensation programs. The Compensation Committee reviews and recommends to the Board for approval the compensation arrangements for all of the Company’s executive officers. During fiscal 2008, the Compensation Committee met five times. The processes of the Compensation Committee are described below in the “Compensation Discussion and Analysis” section of this proxy statement, under the subsection “ – Role of the Compensation Committee and Management.”

Governance and Nominating Committee. During fiscal 2008, the Governance and Nominating Committee consisted of William J. Doyle (Chairman), Arnaud Ajdler and Alan S. Fellheimer. The Governance and Nominating Committee oversees matters relating to the evaluation and recommendation to the Board of the persons to be nominated for election as directors at any meeting of stockholders, and the persons to be appointed by the Board to fill any vacancy on the Board.

The Governance and Nominating Committee carefully considers all director candidates recommended by our stockholders, and the Governance and Nominating Committee does not and will not evaluate such candidate recommendations any differently from the way it evaluates other candidates. In its evaluation of each proposed candidate, the Governance and Nominating Committee considers many factors including, without limitation, the individual’s experience, character, integrity, demonstrations of judgment and ability, and financial and other special expertise. Any stockholder who wishes to recommend an individual as a nominee for election to the Board should submit such recommendation in writing by mail to Hill International, Inc., 303 Lippincott Centre,

Marlton, NJ 08053, Attn: Chairman of Governance and Nominating Committee, together with information regarding the experience, education and general background of the individual and a statement as to why the stockholder believes such individual to be an appropriate candidate for the Board of Directors of Hill. Such recommendation should be provided to Hill no later than 80 days prior to the anniversary of the date of the notice accompanying these proxy materials. During fiscal 2008, the Governance and Nominating Committee held one meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The discussion and analysis which follows pertains primarily to the following executives who, collectively, were Hill’s “named executive officers” during 2008: Irvin E. Richter, Chairman and Chief Executive Officer, David L. Richter, President and Chief Operating Officer, Raouf S. Ghali, President, Project Management Group (International), Frederic Z. Samelian, President, Construction Claims Group and John Fanelli III, Senior Vice President and Chief Financial Officer.

Overview. Historically, Hill’s compensation philosophy has been that it should provide a compensation program for its executive officers that is competitive with the companies Hill considers as its peers for executive employment compensation purposes and fosters executive retention in a manner that furthers Hill’s mission of maximizing long-term stockholder value, client relationships, excellent financial performance, quality of service and employee satisfaction. That philosophy has heretofore been implemented by placing substantial reliance on the payment of executive salaries at the high end of the range of salary compensation received by executives with comparable job responsibilities at those peer companies, as well as the use of year-end bonuses and long term incentive compensation elements.

During 2009, the Compensation Committee will be considering whether various short and long term performance-based compensation components should be added to or substituted within the mix of elements comprising the overall compensation packages paid to Hill’s executive officers.

Performance. The Company’s policy is that the Compensation Committee and the Board will consider an executive officer’s performance in determining his or her base salary. In addition, the Compensation Committee and the Board, in their discretion, may reward performance that has exceeded the particular expectations that were considered in fixing an executive officer’s base salary, and may provide short-term incentives to executive officers to reward performance that exceeds particular expectations in cases where such performance would not otherwise be rewarded by other elements of Hill’s compensation program. However, from a historical perspective, prior to becoming a public company in 2006, it was management’s view that bonuses and bonus plans may cause some executives to focus on their individual performance, or their particular group’s performance, and would not necessarily focus on what is in the best interest of the company, as a whole. In determining whether to make awards of annual bonuses to the named executive officers and to other executives, the Compensation Committee has taken note of management’s historical view in that regard.

The Compensation Committee has not relied in the past on the use of mathematical formulas in considering whether an individual executive’s performance merited recognition through an award of higher compensation or periodic bonuses. During 2009, the Compensation Committee will be considering whether to include awards of formula-based annual bonuses as components of the total compensation packages received by some of its executive officers.

Alignment. The Compensation Committee believes that alignment of the compensation of Hill’s executive officers with the interests of Hill’s stockholders through use of stock-based incentive compensation is one of the core principles of Hill’s compensation philosophy. In light of the facts that Hill’s Chairman and Chief Executive Officer and its President and Chief Operating Officer hold in excess of 32% of Hill’s outstanding shares of common stock, the Compensation Committee has historically been of the view that their interests were aligned with those of Hill’s other stockholders, and that issuance of significant amounts of stock based compensation to those individuals would not necessarily result in an enhancement of the alignment of their interests with our stockholders’ interests. And, inasmuch as the compensation philosophy of Hill’s management prior to the time when the privately owned Hill became a publicly owned company in June 2006 was substantially based on payment of executive salaries targeted at the high end of the range of salaries paid within Hill’s industry, the Compensation Committee has heretofore placed less emphasis on the use of grants of long-term incentive compensation awards to the other named executive officers.

In keeping with the Compensation Committee’s goal of aligning the compensation of Hill’s executive officers with the interests of Hill’s stockholders through use, among other things, of stock-based incentive compensation, the Compensation Committee has decided to make use of various performance based incentive compensation elements in connection with the determination of the total compensation of the named executive officers in 2009 and future years.

Retention. Retention of Hill’s executive officers is one of the core objectives of Hill’s compensation philosophy. Historically, the Compensation Committee has sought to attain that objective primarily through the payment of salaries that compared very favorably to the salaries paid to executives within the company’s industry. During 2009, the Compensation Committee will begin considering how to redesign the named executive officers’ total compensation so that each compensation element may be used to enable Hill to retain the services of its executive officers, consistent with Hill’s overall business strategy.

Determining Compensation. In setting each element of compensation, the Compensation Committee has historically made qualitative assessments of the contributions made by each named executive officer toward Hill’s achievement of its overall business and financial performance. Such assessments have been employed by the Compensation Committee in determining which of the various compensation elements available to it should be included in each named executive officer’s total compensation package, as well as the dollar amount thereof.

The Compensation Committee has not, in the past, used mathematical formulas or other formulas based on particular business segment performance or other measures of company performance to determine any element of Hill’s compensation program or the total compensation program for any of the named executive officers. The reason for not using formulas to link its compensation determinations to any such measures is that the Compensation Committee has historically believed that it can most effectively reward, motivate, challenge and retain Hill’s executive officers by taking into account all of the facts and circumstances of Hill’s and the particular executive officer’s performance and that the appropriate, specific weight for each of the factors and circumstances of performance generally would not be determinable in advance.

During 2009, the Compensation Committee has enlisted and will enlist the services of a compensation consultant to advise the committee with regard to the use of formula based compensation elements, and to make recommendations as to whether and if the committee’s adoption of any of such elements might be appropriate.

Employment Agreements. Irvin E. Richter and David L. Richter have employment agreements with Hill, each of which is for a term expiring on June 27, 2009. These agreements provide that, in the event of the termination of either executive’s employment by Hill without cause (as defined in the employment agreement), Hill will pay the executive a lump sum equal to the remaining balance of his base salary for the remainder of the term of the agreement, but in no event less than one year’s base salary. Each agreement also provides for the continuation of certain benefits upon any such termination without cause, including continuation of health benefits for one year except where comparable health insurance is available from a subsequent employer. The Compensation Committee will enter into negotiations for new employment agreements with Irvin E. Richter and David L. Richter prior to the expiration of those agreements.

Role of the Compensation Committee and Management. As part of the executive compensation decisions made for Hill’s fiscal 2008 year, the Chairman and Chief Executive Officer and the President and Chief Operating Officer made recommendations to the Compensation Committee regarding the levels of compensation for the named executive officers other than themselves, as well as for other executive officers of Hill. The Compensation Committee also received a compensation analysis regarding Hill’s Chairman and Chief Executive Officer and its President and Chief Operating Officer from Buck Consultants, a full-service human resources consulting company, after which point the Compensation Committee made its determinations and recommendations to the Board for the Board’s approval of the compensation levels for the Chairman and Chief Executive Officer and the President and Chief Operating Officer, as well as the other named executive officers.

Role of Compensation Consultant. Buck Consultants reviewed Hill’s cash and equity-based compensation for its Chairman and Chief Executive Officer and for its President and Chief Operating Officer and provided the Compensation Committee with its analyses regarding the base salaries, total cash compensation and total direct compensation (total cash compensation plus long-term compensation) received by the chief executives and chief operating officers of the following group of companies: Diamond Management & Technology Consultants, Inc., Exponent, Inc., ICF International, Inc., GP Strategies Corp., Huron Consulting Group Inc., ENGlobal Corporation, VSE Corporation, LECG Corp. and CRA International, Inc.

By reason of the fact that the companies with whom Hill competes for construction management and project management business and for construction claims business tend to be significantly larger than Hill, the Compensation Committee and Buck Consultants concluded that those direct competitors would not be an appropriate group to use for purposes of analyzing the compensation paid to the Chairman and Chief Executive Officer and the President and Chief Operating Officer. Accordingly, the group of companies identified above was selected on the basis of their size relative to Hill, and the presence within those companies and Hill of similar business model, cultural and philosophical elements. In terms of size measured by total annual revenues during the fiscal year reported most recently prior to the end of Hill’s 2007 fiscal year, the companies within the selected comparator group ranged between $168 million and $653 million.

Equity Grant Practices. The exercise price of each stock option granted to the named executive officers, as well as to other officers of Hill, was the closing price of Hill’s stock on the date of grant. Hill has not in the past and does not intend in the future to coordinate its grants of stock options with the release of material non-public information. Hill has not, as of the date of this proxy statement, adopted a policy covering compensatory equity grants. Hill does not have a policy on the re-pricing of its stock options, but has not previously re-priced any of its options.

Share Ownership Guidelines. Hill does not have a policy with respect to the ownership of its common stock by its named executive officers or other senior executives. As of the date of this report, all of the named executive officers own Company stock.

Tax Deductibility of Compensation. Hill does not have a policy with respect to compliance with the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a $1 million limit on the amount that a public company may deduct as an expense for compensation paid to Hill’s named executive officers.

Elements of Compensation.

Base Salary. Hill’s base salaries are targeted at the high end of Hill’s industry and are adjusted to recognize varying levels of responsibility, individual performance, business segment performance, and internal Company issues. The Compensation Committee reviews each executive officer’s base salary on an annual basis. During 2008, Hill’s Chairman and Chief Executive Officer and its President and Chief Operating Officer were paid base salaries of $1,000,000 and $600,000, respectively. The range of salaries paid to the chief executive officers within the comparator group of companies ranged between $333,000 and $1,100,000. The range of salaries paid to the chief operating officers within the comparator group of companies ranged between $300,000 and $600,000.

Short-Term Incentive Awards. The Compensation Committee and the Board, in their discretion, may establish short term incentives from time to time. Hill’s objective in providing short term incentives is to reward performance that has exceeded specific expectations in circumstances where no other element of Hill’s compensation program would otherwise reward such performance. During 2008, Hill’s Chairman and Chief Executive Officer and its President and Chief Operating Officer were awarded bonuses of $500,000 and $400,000, respectively. Thus, the total cash compensation paid to them in 2008 was $1,500,000 and $1,000,000, respectively. By comparison, the total cash compensation paid to the chief executive officers and the chief operating officers in the comparator group of companies ranged between $333,000 and $2,096,000 and between $422,000 and $924,000, respectively.

Long-Term Stock-Based Incentive Compensation. In 2007, the Compensation Committee made long term compensation awards to Hill’s executive officers. The Compensation Committee decided to make no awards of stock or stock based incentive compensation to any of the named executive officers in 2008.

Other Compensation. Prior to our merger on June 28, 2006 with our predecessor entity, Old Hill, which was a closely held company, Old Hill provided perquisites, personal benefits and other forms of compensation to certain of its senior officers. Substantially all of the compensation of this nature was discontinued on June 28, 2006 with the effectiveness of the merger of Old Hill into Hill. At this time, the forms of other compensation that are provided to our named executive officers are generally available to all employees of Hill on a non-discriminatory basis. These elements of compensation include, without limitation, benefits packages typical for companies of our size and the option to be paid in cash for vacation, sick days and/or personal days not taken. In addition, Hill’s Chairman and Chief Executive Officer has historically received payments for, among other things (i) membership in one country club, (ii) one automobile for his use, and (iii) certain life insurance premiums insuring his life. In 2008, the Compensation Committee recommended, and the Board approved, a payment of $150,000 to the Chairman and Chief Executive Officer to cover business related expenses in addition to the payments mentioned above.

Compensation for Non-Employee Directors in 2008. Non-employee Directors’ compensation is set by the Board at the recommendation of the Compensation Committee. Following the merger of the Company on June 28, 2006, the Compensation Committee recommended and the Board approved a compensation and benefit program for non-employee Directors. In developing its recommendations, the Compensation Committee was guided by the following goals: compensation should fairly pay Directors for work required in order to serve on the Board; compensation should align non-employee directors’ interests with the long term interests of stockholders; and the structure of the compensation should be easy for stockholders to understand. The Compensation Committee and the Board approved an annual compensation package for each non-employee director consisting of a $30,000 director’s fee in cash, five-year stock options exercisable for 5,000 shares of common stock of the Company, and stock grants of 6,000 shares of common stock of the Company. In addition, the chairman of the Compensation Committee and the chairman of the Governance and Nominating Committee each receive an annual committee chairman’s fee of $2,000 in cash, and the chairman of the Audit Committee receives an annual committee chairman’s fee of $4,500 in cash.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to Hill’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2008 and its 2009 proxy statement. This report is provided by the following independent directors, who comprise the committee:

Alan S. Fellheimer (Chairman)

Brian W. Clymer

William J. Doyle

Eric S. Rosenfeld

EXECUTIVE OFFICERS

Hill’s Executive Officers are, as follows:

Name	Age	Position
Irvin E. Richter	64	Chairman and Chief Executive Officer
David L. Richter	42	President and Chief Operating Officer
Thomas J. Spearing III	42	President, Project Management Group (Americas)
Raouf S. Ghali	47	President, Project Management Group (International)
Frederic Z. Samelian	62	President, Construction Claims Group
John Fanelli III	54	Senior Vice President and Chief Financial Officer
Ronald F. Emma	57	Senior Vice President and Chief Accounting Officer
William H. Dengler, Jr.	42	Senior Vice President and General Counsel
Catherine H. Emma	49	Senior Vice President and Chief Administrative Officer
Michael J. Petrisko	43	Senior Vice President and Chief Information Officer

Officers are not appointed for fixed terms. Biographical information for our current officers who are not also Directors follows:

THOMAS J. SPEARING III was appointed to the position of President, Project Management Group (Americas) on April 1, 2009. Between September 2007 and March 2009, he served as Hill’s Senior Vice President and Chief Strategy Officer. Prior to joining Hill, Mr. Spearing worked for more than ten years with STV Group, Inc., an engineering and construction management firm, most recently as Principal in charge of their Western Region. Before that, he was their Senior Vice President and Chief Strategic Growth Officer. Before joining that firm, he was a Vice President with Old Hill. He is a member of the American Public Transportation Association, the Women’s Transportation Seminar, New Jersey Business & Industry Association, the Southern New Jersey Development Council, and the New Jersey Alliance for Action, among others. Mr. Spearing earned his B.B.A. in computer and information science from Temple University, his B.S. in construction management and his B.S. in civil engineering from Spring Garden College, and his M.S. in management from Rosemont College.

RAOUF S. GHALI has been President of our Project Management Group (International) since January 2005. Before that, he was our Senior Vice President in charge of project management operations in Europe and the Middle East from June 2001 to December 2004. Before that, Mr. Ghali was a Vice President with us from September 1993 to May 2001. Prior to joining us, he worked for Walt Disney Imagineering from 1988 to 1993. Mr. Ghali has a B.S. degree in business administration and economics and an M.S. in business organizational management from the University of LaVerne.

FREDERIC Z. SAMELIAN has been President of our Construction Claims Group since January 2005. Before that, he was a Senior Vice President with us from March 2003 until December 2004. Before that, Mr. Samelian was President of CONEX International, Inc., a construction dispute resolution firm, from April 2000 to March 2003. From March 2001 to February 2002, he was also an Executive Director with Greyhawk North America, Inc., a construction management and consulting firm. He was a Director with PricewaterhouseCoopers LLP from September 1998 to March 2000, where he managed their construction claims consulting practice in Southern California. Before that, he had worked with Old Hill from October 1983 to August 1998 holding staff and executive positions including that of President and Chief Operating Officer from September 1996 to August 1998. Prior to Old Hill, he worked for Stone & Webster Engineering Corporation and The Kuljian Corporation. Mr. Samelian has a B.A. in international affairs from George Washington University and an M.B.A. from Southern Illinois University. He is a certified Project Management Professional (Project Management Institute) and a licensed General Building Contractor in California.

JOHN FANELLI III has been Senior Vice President and Chief Financial Officer since September 2006. Before that, Mr. Fanelli was Vice President and Chief Accounting Officer of CDI Corp. from June 2005 until June 2006, and he was the Vice President and Corporate Controller of CDI Corporation (a subsidiary of CDI Corp.) from

October 2003 until June 2006. CDI Corp. is a New York Stock Exchange-listed professional services and outsourcing firm based in Philadelphia with expertise in engineering, technical services and information technology. From February 2003 until October 2003, Mr. Fanelli was a financial consultant to Berwind Corporation, an investment management company based in Philadelphia which owns a diversified portfolio of manufacturing and service businesses and real estate. Before that, Mr. Fanelli was employed for 18 years by Hunt Corporation, then a New York Stock Exchange-listed manufacturer and marketer of office products. At Hunt, he served as Vice President and Chief Accounting Officer from 1995 until February 2003, and before that as Director of Budgeting, Financial Analysis and Control, from 1985 to 1995. Before that, for eight years Mr. Fanelli was employed with Coopers & Lybrand in various accounting and auditing positions. Mr. Fanelli earned his B.S. in accounting from LaSalle University, and he is a Certified Public Accountant in Pennsylvania.

RONALD F. EMMA has been Senior Vice President and Chief Accounting Officer since January 2007. Mr. Emma had been Hill’s Senior Vice President of Finance from August 1999 to January 2007. Before that, he was Hill’s Vice President of Finance since 1979. Before joining Hill, he was Assistant Controller of General Energy Resources, Inc., a mechanical contracting firm, and prior to that was a Staff Accountant with the accounting firm of Haskins & Sells. Mr. Emma has a B.S. in accounting from St. Joseph’s University and is a Certified Public Accountant in New Jersey.

WILLIAM H. DENGLER, JR. has been Senior Vice President and General Counsel since March 2007. Mr. Dengler was previously Vice President and General Counsel from January 2002 to March 2007, and Corporate Counsel from April 2001 to December 2001. Mr. Dengler also serves as corporate secretary to Hill and its subsidiaries. Prior to joining Hill, Mr. Dengler served as Assistant Counsel to former New Jersey Governors Donald DiFrancesco and Christine Todd Whitman from September 1999 to April 2001. Mr. Dengler earned his B.A. in political science from Western Maryland College and his J.D. from Rutgers University School of Law at Camden. He is licensed to practice law in New Jersey, as well as before the U.S. Court of Appeals for the Third Circuit and the U.S. Supreme Court.

CATHERINE H. EMMA has been Senior Vice President and Chief Administrative Officer since January 2007. Ms. Emma had been Vice President and Chief Administrative Officer from August 2005 to January 2007. Before that, she served as Hill’s Vice President of Human Resources and Administration. Ms. Emma has been with Hill since 1982. She is certified by the Society for Human Resource Management as a Professional in Human Resources (PHR) and has held professional memberships with Tri-State Human Resources, the Society for Human Resource Management and the BNA Human Resources Personnel Policies Forum. Ms. Emma is the wife of Ronald F. Emma.

MICHAEL J. PETRISKO has been Senior Vice President and Chief Information Officer since January 2009. Before that, he was our Vice President and Chief Information Officer from May 2007 to December 2008. Before that, Mr. Petrisko was Director of Global IT Operations for AECOM Technology Corp. from September 2005 to May 2007 and Vice President and Chief Information Officer for DMJM Harris, Inc, a subsidiary of AECOM Technology Corp., a global architecture, engineering and construction management firm, from January 2002 to September 2005. Before that he was Director of Technical Services for Foster Wheeler Corporation, an engineering and construction services firm, from April 1999 to January 2002. Mr. Petrisko studied management information services at Thomas Edison State College and he is a member of the New Jersey Society of Information Management.

Summary Compensation Table

The following table contains summary information concerning the annual compensation for Hill’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Irvin E. Richter	2008	1,000,000	600,000	—	—	289,504	1,889,504
Chairman and Chief Executive Officer	2007	900,000	—	—	—	186,551	1,086,551
	2006	850,000	—	—	—	212,358	1,062,358

John Fanelli III	2008	300,000	—	—	30,741	12,688	343,429
Senior VP and Chief Financial Officer(1)	2007	260,000	—	—	25,618	7,398	293,016
	2006	80,103	—	—	—	—	80,103

David L. Richter	2008	550,000	500,000	300,667	21,675	63,806	1,436,148
President and Chief Operating Officer	2007	500,000	400,000	—	23,465	61,059	984,524
	2006	450,000	—	—	—	88,646	538,646

Raouf S. Ghali	2008	575,000	100,000	150,333	15,370	27,722	868,425
President, Project Management Group (International)	2007	427,583	50,000	—	12,809	23,772	514,164
	2006	350,000	—	—	—	11,131	361,131

Frederic Z. Samelian	2008	450,000	50,000	150,333	15,370	29,472	695,175
President, Construction Claims Group	2007	400,000	50,000	—	12,809	23,016	485,825
	2006	330,000	—	—	—	10,746	340,746

(1)	Mr. Fanelli was appointed Senior Vice President and Chief Financial Officer on September 6, 2006.

All Other Compensation

Hill provides its named executives with additional benefits, reflected in the table below for 2008, that Hill believes are reasonable, competitive and consistent with the Company’s overall executive compensation program.

	Non-accountable Expense Allowance ($)	Life Insurance ($)	Vehicle ($)	Country Club ($)	Unused Vacation ($)	Medical and Disability ($)	401(k) Match ($)	Total Other Compensation ($)
Irvin E. Richter	150,000	52,107	33,239	15,272	19,231	12,755	6,900	289,504
John Fanelli III	—	960	—	—	2,308	2,520	6,900	12,688
David L. Richter	—	960	30,554	—	10,577	14,815	6,900	63,806
Raouf S. Ghali	—	960	—	—	8,654	11,208	6,900	27,722
Frederic Z Samelian	—	960	—	—	11,058	10,554	6,900	29,472

Grants of Plan-Based Awards

The following table presents the awards of restricted stock made to the named executive officers in 2008.

Name	Grant Date	All other stock awards: number of shares of stock or units(1)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(2)
Irvin E. Richter	—	—	—	$—	$—
John Fanelli III	—	—	—	—	—
David L. Richter	6/10/2008	50,000	—	—	820,000
Raouf S. Ghali	6/10/2008	25,000	—	—	410,000
Frederic Z. Samelian	6/10/2008	25,000	—	—	410,000

(1)	On June 10, 2008, the stockholders approved the 2007 Restricted Stock Grant Plan. This column reflects the number of shares granted to the named executive officers under that plan. The shares vest as follows: 20% immediately and 20% on each of February 28, 2009, 2010, 2011 and 2012.
(2)	This column reflects the grant date fair value based on the closing price of Hill’s common stock on June 10, 2008.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Irvin E. Richter	—	—	$—	—	—	$—
John Fanelli III	20,000	30,000	7.67	2/27/2014	—	—
David L. Richter	20,000	30,000	8.44	2/27/2012	40,000	281,600
Raouf S. Ghali	10,000	15,000	7.67	2/27/2014	20,000	140,800
Frederic Z. Samelian	10,000	15,000	7.67	2/27/2014	20,000	140,800

(1)	The exercise price for each of the named executive officers is $7.67 except for David L. Richter whose exercise price is $8.44. Pursuant to the terms of the 2006 Employee Stock Option Plan under which the options were granted, the grant of an incentive stock options to a stockholder whose ownership of the Company exceeded 10% at the time of the grant had to be made at an exercise price equal to 110% of the fair market value of the Company’s common stock on the date of the grant.

Option Exercises and Stock Vested

None of the named executive officers exercised any stock options during 2008. The information provided in the following table reflects the vesting of restricted stock during 2008 for each of our named executive officers.

	Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)

Irvin E. Richter	—	—	—	$—
John Fanelli III	—	—	—	—
David L. Richter	—	—	10,000	164,000
Raouf S. Ghali	—	—	5,000	82,000
Frederic Z. Samelian	—	—	5,000	82,000

(1)	The value realized on vesting is based on the closing price of Hill’s common stock on June 10, 2008.

Director Compensation

Our non-employee directors received the following amounts of compensation in 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)

Arnaud Ajdler	30,000	—	29,632	59,632
Brian W. Clymer	34,500	—	29,632	64,132
William J. Doyle	32,000	—	29,632	61,632
Alan S. Fellheimer	32,000	—	29,632	61,632
Eric S. Rosenfeld	30,000	—	29,632	59,632

(1)	On August 6, 2008, subject to stockholder approval of the Company’s 2009 Non-Employee Director Stock Grant Plan, each non-employee director was granted 6,000 shares of the Company’s common stock.

(2)	On August 6, 2008, each non-employee Director was granted an option to purchase 5,000 shares of the Company’s common stock at an exercise price of $16.79 per share. The fair value of the options was $4.75 per share, determined using the Black-Scholes option valuation model.

Employment Agreements

Irvin E. Richter, Hill’s Chairman and Chief Executive Officer, and David L. Richter, Hill’s President and Chief Operating Officer, are each a party to an employment agreement with the Company which is for a term expiring on June 27, 2009. These agreements provide that, in the event of the termination of either executive’s employment by the Company without cause (as defined in each employment agreement), the Company will pay the executive a lump sum equal to the remaining balance of his base salary for the remainder of the term of the respective agreement, but in no event less than one year’s base salary. Each agreement also provides for the continuation of certain benefits upon any such termination without cause, including continuation of health benefits for one year except where comparable health insurance is available from a subsequent employer. In addition, Irvin E. Richter receives payments for (i) membership in one country club, (ii) one automobile for his use, and (iii) certain life insurance premiums, all pursuant to the specific terms of his employment agreement. David L. Richter is reimbursed for the cost of two automobiles, also pursuant to the specific terms of his employment agreement. The Compensation Committee will enter into negotiations for new employment agreements with Irvin E. Richter and David L. Richter prior to the expiration of those agreements.

Beneficial Ownership of Hill’s Common Stock

The following table shows information regarding the beneficial ownership of our common shares as of April 29, 2009 for:

•	each of our directors;

•	each executive officer named in the summary compensation table;

•	all directors and executive officers as a group;

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock; and

•	each person who is a member of a group that includes any person in any of the foregoing categories.

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of employee stock options granted by the Company) within 60 days. Unless otherwise noted, the business address of each of our directors and officers is 303 Lippincott Centre, Marlton, New Jersey 08053 and each person’s business telephone number is (856) 810-6200.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent

Irvin E. Richter(1)	8,737,605	21.9%
Wells Fargo & Company(2)	6,227,222	15.6
David L. Richter(3)	4,146,951	10.4
Eric S. Rosenfeld(4)	1,713,837	4.3
Raouf S. Ghali(5)	140,287	*
Frederic Z. Samelian(6)	115,529	*
Arnaud Ajdler(7)	32,000	*
William J. Doyle(8)	31,500	*
John Fanelli III(9)	30,203	*
Brian W. Clymer(10)	27,000	*
Alan S. Fellheimer(11)	27,000	*
Michael J. Petrisko(12)	4,435	*
All directors and executive officers as a group (15 persons)	15,094,668	37.6%

*	Represents less than 1% of the shares outstanding

(1)	Includes 17,214 shares of common stock held in the Company’s 401(k) Plan for the benefit of Mr. Richter.

(2)	The business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104. The shares beneficially owned by Wells Fargo & Company include shares owned by its subsidiaries, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. The foregoing information was derived from a Schedule 13G filed with the SEC on January 21, 2009.

(3)	Includes 20,000 shares issuable upon the exercise of options held by Mr. Richter and 28,286 shares of common stock held in the Company’s 401(k) Plan for the benefit of Mr. Richter. Does not include 16,000 shares of common stock held by Mr. Richter’s minor children for which Mr. Richter disclaims beneficial ownership.

(4)

The business address of Mr. Rosenfeld is c/o Crescendo Partners, L.P., 10 East 53rd St., 35th Floor, New York, NY 10022. Includes (a) 120,000 shares of common stock held by the Rosenfeld 1991 Children’s Trust, of which Mr. Rosenfeld’s wife is the sole trustee and (b) 15,000 shares issuable upon the exercise of options held by Mr. Rosenfeld.

(5)	Includes 10,000 shares issuable upon the exercise of options held by Mr. Ghali and 6,068 shares of common stock held in the Company’s 401(k) Plan for the benefit of Mr. Ghali.

(6)	Includes 10,000 shares issuable upon the exercise of options held by Mr. Samelian and 1,190 shares of common stock held in the Company’s 401(k) Plan for the benefit of Mr. Samelian.

(7)

The business address of Mr. Ajdler is c/o Crescendo Partners, L.P., 10 East 53rd St., 35th Floor, New York, NY 10022. Includes 15,000 shares of common stock issuable upon the exercise of options held by Mr. Ajdler.

(8)	Includes 15,000 shares of common stock issuable upon the exercise of options held by Mr. Doyle.

(9)	Includes 20,000 shares of common stock issuable upon the exercise of options held by Mr. Fanelli and 1,195 shares of common stock held in the Company’s 401(k) Plan for the benefit of Mr. Fanelli.

(10)	The business address of Mr. Clymer is c/o Prudential Financial, Inc., 751 Broad St. , Newark, NJ 07102. Includes 15,000 shares of common stock issuable upon the exercise of options held by Mr. Clymer.

(11)	The business address of Mr. Fellheimer is c/o Fellheimer & Eichen, LLP, 1800 John F. Kennedy Blvd., Suite 1400, Philadelphia, PA 19103. Includes 15,000 shares of common stock issuable upon the exercise of options held by Mr. Fellheimer.

(12)	Includes 2,000 shares of common stock issuable upon the exercise of options held by Mr. Petrisko and 960 shares of common stock held in the Company’s 401(k) Plan for the benefit of Mr. Petrisko.

Services and Fees of the Independent Auditors for 2007 and 2008

Amper, Politziner & Mattia, LLP (“Amper”) served as the Company’s independent auditor for the fiscal years ended December 31, 2008 and 2007. Amper’s fees and expenses for services rendered in the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2008	2007
Audit Fees(1)	$1,256,500	$938,341
Audit-Related Fees(2)	—	1,969
Tax Fees(3)	7,500	23,400
All Other Fees	—	—

Total Fees	$1,264,000	$963,710

(1)	Audit fees consist of fees billed by Amper related to the audit of Hill’s consolidated financial statements, the review of the financial statements included in Hill’s quarterly reports on Form 10-Q, and services that are normally required in connection with Hill’s regulatory filings.

(2)	Audit-related fees consist of fees billed by Amper for other audit and attest services, financial accounting, reporting and compliance matters and transaction and due diligence services.

(3)	Tax fees consist of fees billed by Amper for tax compliance, advisory and planning services.

Pre-Approval Policy of Audit Services and Permitted Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services and are pre-approved in one of two methods. Under the first method, the engagement to render the services would be entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided (i) the policies and procedures are detailed as to the services to be performed, (ii) the Audit Committee is informed of each service, and (iii) such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the Company’s management. Under the second method, the engagement to render the services would be presented to and pre-approved by the Audit Committee (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit). The Chairman of the Audit Committee will have the authority to grant pre-approvals of audit and permissible non-audit services by the independent auditors, provided that all pre-approvals by the Chairman must be presented to the full Audit Committee at its next scheduled meeting. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors and to any consultants, experts or advisors engaged by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Amper, the Company’s independent auditor for 2008, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Amper the audited financial statements for the year ended December 31, 2008 and Amper’s evaluation of the Company’s internal control over financial reporting. The committee has discussed with Amper the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Amper has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Amper that firm’s independence. The Audit Committee has concluded that Amper’s provision of audit and non-audit services to the Company and its affiliates is compatible with Amper’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K for 2008 for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Brian W. Clymer (Chairman)

William J. Doyle

Alan S. Fellheimer

ITEM 2

APPROVAL OF 2009 NON-EMPLOYEE DIRECTOR STOCK GRANT PLAN

The Company’s 2009 Non-Employee Director Stock Grant Plan (the “plan”) has been approved by the Board of Directors and will take effect upon stockholder approval.

Summary of the Plan

The full text of the plan is included in this Proxy Statement as Appendix A. The following summary of the plan is qualified in its entirety by reference to the full text of the plan.

Purpose. The purpose of the plan is to promote the interests of the Company and its stockholders, by enabling the Company to attract and retain the best available individuals for service as Non-Employee Directors.

Eligibility. Only Hill’s Non-Employee Directors are eligible to receive grants under the plan. A Non-Employee Director is a member of the Board who is not an employee of the Company or any subsidiary of the Company.

Awards. The Board may make awards of shares to Non-Employee Directors in such amounts, at such times, and subject to such time vesting and other restrictions as it may determine. In the absence of any such restrictions, an award of shares will vest immediately, and he or she will possess all of the rights of a holder of common stock including the right to vote the stock and, if granted by the Board, the right to receive any cash dividends.

Shares Available. No more than 200,000 shares of common stock may be issued under the plan. Any restricted shares that are forfeited are available for future grants. Grants of shares under the plan will be in addition to, and will not replace, any cash or other compensation arrangement available to our Non-Employee Directors. The plan provides for adjustment to the number of restricted shares that may be granted upon a change in our common stock as a result of a stock dividend or split, recapitalization, reorganization, reclassification or other similar change.

Restrictions. Unless the agreement evidencing an award of shares to a Non-Employee Director makes provision to the contrary, if a grantee ceases to be a director for any reason other than death, disability, retirement, or his or her removal for cause, all unvested awarded shares shall be forfeited as of the date when the grantee ceases to be a director.

If a Non-Employee Director dies, becomes disabled or retires, all unvested awarded stock will become fully vested and all restrictions (other than restrictions on transferability in the absence of registration of the Awarded Stock under the Securities Act or the availability of an exemption therefrom) will end as of the date of his or her death, disability or retirement.

If a Non-Employee Director ceases to be a director because of his or her removal for cause, all unvested awarded stock shall be forfeited as of the date when he or she ceases to be a director.

In the event that the Board decides to grant shares which may be forfeited or subject to transfer restrictions for a specified period of time:

•	the Non-Employee Director grantee of such shares will not be permitted to sell, assign, transfer, pledge or otherwise encumber the shares; or alternatively,

•	the Board may require that the certificates evidencing such shares be held in custody by the Company until the applicable restrictions have lapsed.

Notwithstanding the foregoing, the Board may at any time accelerate the vesting of all or any portion of any stock award or provide for the lapsing of any conditions or restrictions on any outstanding award, or portion thereof.

Amendment. The Board also has the right to amend, alter or discontinue the plan, but no amendment may be made without the approval of the stockholders to the extent such approval is required by law or agreement.

Termination. The plan may be terminated by our Board at any time. Unless sooner terminated, no shares may be issued under the plan after June 9, 2019.

Federal Income Tax Consequences. The following is a general summary of the material United States federal income tax consequences relating to the plan based on federal income tax laws currently in effect. The summary is not intended to be exhaustive and does not describe the effect, if any, of gift, estate and inheritance taxes.

A Non-Employee Director who receives a grant of shares which are not subject to any restrictions will recognize taxable ordinary income in an amount equal to the fair market value of the common stock at that time of the award, and the company will be entitled to a deduction in the same amount

A Non-Employee Director who receives a grant of shares that are subject to restrictions which could result in his or her forfeiture of some or all of those shares, and does not elect to recognize income at the time of the grant, will not recognize taxable income and the Company will not be entitled to a deduction until the termination of restrictions with respect to such shares. Upon the termination of those restrictions, the director will recognize taxable ordinary income in an amount equal to the fair market value of the common stock at that time, and the Company will be entitled to a deduction in the same amount. If a director elects to recognize taxable ordinary income in the year the shares are granted in an amount equal to their fair market value when granted (determined without regard to the restrictions, the Company will be entitled to a deduction in the year of grant in the same amount, and any gain or loss recognized by the Non-Employee Director upon subsequent disposition of the shares will be capital gain or loss.

Any dividends with respect to shares that are paid or made available to a Non-Employee Director (who has not elected to recognize income on the date of grant) while such shares remain forfeitable are treated as additional compensation taxable as ordinary income to the director and are deductible by the Company. If the director has made an election to recognize income with respect to the shares on the date of grant, dividends represent ordinary dividend income to the director and are not deductible by the Company. If the director elects to recognize income on the restricted shares on the date of grant and the director subsequently forfeits the shares, the director is not entitled to a deduction as a consequence of such forfeiture and the company must include as ordinary income the amount it previously deducted in the year of grant with respect to the shares.

New Plan Benefits

On August 6, 2008, the Board approved a grant of 6,000 shares of stock to each of the non-employee directors, subject to the adoption of a plan providing for the issuance of such shares, and the approval of such plan by the stockholders. If the stockholders approve the plan, such shares will be issued to the non-employee directors who were serving on the Board at the time of such grant. The following table sets forth information with respect to the grants of restricted stock, approved by the Board on August 6, 2008, to (a) each of those non-employee directors; and (b) all non-employee directors as a group:

Name of Individual or Identity of Group and Position	Dollar Value ($)	Number of Shares of Stock
Arnaud Ajdler	$100,740	6,000
Brian W. Clymer	100,740	6,000
William J. Doyle	100,740	6,000
Alan S. Fellheimer	100,740	6,000
Eric S. Rosenfeld	100,740	6,000
All non-employee directors as a group (5 people)	$503,700	30,000

Recommendation and Vote Required

Approval of the 2009 Non-Employee Director Stock Grant Plan will require the affirmative vote of the holders of a majority of the outstanding shares of the common stock represented in person or by proxy and entitled to vote at the meeting.

The Board unanimously recommends that the stockholders vote “FOR” the approval of the 2009 Non-Employee Director Stock Grant Plan.

OTHER MATTERS

The Board is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment is in the interests of Hill and its stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and executive officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the SEC. To the Company’s knowledge based on a review of copies of such reports furnished to Hill and on written representations made by such persons, all of the Company’s Directors, executive officers and beneficial owners of more than 10% of our common stock have complied with all Section 16(a) filing requirements with respect to 2008 except that, due to an administrative oversight, required Form 4 reports were not filed on a timely basis on behalf of the following persons: Irvin E Richter (4 reports), David L. Richter (2 reports), William J. Doyle (1 report), Raouf S. Ghali (3 reports), Frederic Z. Samelian (2 reports), William H. Dengler, Jr. (1 report), Catherine H. Emma (1 report) and Ronald F. Emma (2 reports).

Annual Report

In addition to the proxy statement and proxy card, a copy of the Company’s 2008 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and which is not part of the proxy soliciting material, is enclosed. The 2008 Annual Report is being furnished to our stockholders without the exhibits to the Form 10-K. The Company will provide a copy of the exhibits to any stockholder upon request. Stockholders may under some circumstances be responsible for the Company’s reasonable expenses in furnishing such exhibits.

Stockholders who directly hold their shares of Hill and who previously have elected not to receive an annual report for a specific account may request Hill to promptly mail the 2008 Annual Report to that account by writing to William H. Dengler, Jr., Corporate Secretary, at the Company’s principal executive office: 303 Lippincott Centre, Marlton, NJ 08053; or by calling Hill’s investor relations consultant, The Equity Group, at (212) 836-9600.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of Hill common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and the 2008 Annual Report to multiple shareowners who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. Hill will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the 2008 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request in writing to William H. Dengler, Jr., Corporate Secretary, at the Company’s principal executive office: 303 Lippincott Centre, Marlton, NJ 08053; or by calling Hill’s Investor Relations consultant, The Equity Group, at (212) 836-9600.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2008 Annual Report may be viewed online at www.hillintl.com, in the “Investor Relations” section.

Stockholder Proposals for the 2010 Annual Meeting

We anticipate that we will hold our 2010 Annual Meeting of Stockholders on or about June 10, 2010. Stockholders who wish to present proposals to be included in the Company’s proxy materials for the 2010 Annual Meeting of Stockholders must submit such proposals to us at Hill International, Inc., 303 Lippincott Centre, Marlton, NJ 08053, Attn: Corporate Secretary, by December 31, 2009. If you wish to submit a proposal at the 2010 Annual Meeting of Stockholders which will not be included in the proxy statement for such meeting, you must submit your proposal no earlier than March 15, 2010 and no later than April 15, 2010.

For any proposal that is not submitted for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2010 Annual Meeting, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if we: (1) receive notice of the proposal before March 14, 2010 and advise stockholders in the 2010 proxy statement of the nature of the proposal and how we intend to vote on such matter or (2) do not receive notice of the proposal before March 14, 2010.

By order of the Board of Directors,

William H. Dengler, Jr.

Senior Vice President, General

Counsel and Secretary

April 29, 2009

Marlton, New Jersey

Appendix A

HILL INTERNATIONAL, INC.

2009 NON-EMPLOYEE DIRECTOR STOCK GRANT PLAN

SECTION 1. Purpose

The purpose of this 2009 Non-Employee Director Stock Grant Plan is to promote the interests of Hill International, Inc. and its stockholders by enabling the Company to attract and retain the best available individuals for service as Non-Employee Directors of the Company.

SECTION 2. Definitions and Construction

2.1 Definitions. As used in the Plan, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings (in either case, such terms shall apply equally to both the singular and plural forms of the terms defined):

(a) “Award” means any Common Stock awarded under the Plan.

(b) “Award Agreement” means the agreement, certificate or other instrument evidencing the grant of any Award under the Plan.

(c) “Awarded Stock” means the Common Stock awarded to a Grantee pursuant to the Plan which is subject to any forfeiture and/or restrictions on transferability in accordance with Section 6 of the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means a felony conviction of a Non-Employee Director or the failure of a Non-Employee Director to contest prosecution for a felony, or a Non-Employee Director’s willful misconduct or dishonesty, any of which is determined by the Board to be directly and materially harmful to the business or reputation of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(g) “Common Stock” means common shares, par value $.0001, of the Company.

(h) “Company” means Hill International, Inc., a Delaware corporation.

(i) “Disability” means permanent and total disability as determined under procedures established by the Board for purposes of the Plan.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(k) “Fair Market Value” means as of any specified date, the closing price of the Common Stock on the New York Stock Exchange (or, if the Common Stock is not then listed on such exchange, such other national securities exchange or other market on which the Common Stock is then listed or admitted to trading, as the case may be) on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are reported.

(l) “Grantee” means a Non-Employee Director who has been granted an Award, or the personal representative, heir or legatee of the Grantee who has rights to Awarded Stock.

(m) “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Subsidiary of the Corporation.

(n) “Plan” means this 2009 Non-Employee Director Stock Grant Plan, as the same may be amended from time to time.

(o) “Restriction Period” means the period during which shares of Awarded Stock are subject to forfeiture or restrictions on transfer (if applicable) as described in Section 6 of the Plan and any applicable Award Agreement.

(p) “Retirement” means a Non-Employee Director’s voluntary retirement from the Board.

(q) “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor thereto.

2.2 Gender and Number. Except where otherwise indicated by the context, reference to the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

2.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 3. Shares Subject To The Plan

3.1 Shares Available. The Common Stock to be offered under the Plan may be unissued Common Stock or Common Stock held in treasury. The aggregate number of shares of Common Stock subject to Awards under the Plan shall not exceed 200,000 shares, subject to the adjustments provided in Section 7.

3.2 Canceled, Terminated or Forfeited Awards. Any shares of Common Stock subject to any portion of an Award which, in any such case and for any reason, expires, or is canceled, terminated or otherwise forfeited, without the recipient having received any benefits of ownership (as such phrase is construed by the Securities and Exchange Commission or its staff), shall again be available for distribution in connection with Awards under the Plan.

SECTION 4. Administration

4.1 General. The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the Awards and Agreements (which shall comply with and be subject to the terms and conditions of the Plan) and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s determination of the matters referred to in this Section 4.1 shall be conclusive.

4.2 Section 16 Compliance. It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

SECTION 5. Eligibility

Subject to the terms of the Plan, the Board shall determine the amount of, and terms of, all Awards to eligible Non-Employee Directors.

SECTION 6. Award Terms

6.1 Awards and Certificates.

(a) Awarded Stock shall be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of any Award shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Hill International, Inc. 2009 Non-Employee Director Stock Grant Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Hill International, Inc.”

(b) The Board may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award, the Grantee shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(c) Upon the end of the Restriction Period and provided that the Awarded Stock has not been forfeited, the Company shall, upon the Grantee’s request or upon its own initiative, issue or have issued new certificates without the legend described in Section 6.1(a), in exchange for those certificates previously issued.

6.2 Terms and Conditions. Awarded Stock shall be subject to the following terms and conditions.

(a) Subject to any time vesting restrictions imposed by the Board pursuant to the Award Agreement referred to in Section 6.2(g), and except as otherwise provided in Sections 6.2(d), 6.2(e) and 6.2(f), or as otherwise provided by the Board (subject to the terms of the Plan), all Awarded Stock shall vest immediately on the date upon which the Award is granted.

(b) Subject to the provisions of the Plan and the Award Agreement referred to in Section 6.2(g), and until the expiration of any Restriction Period, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Awarded Stock.

(c) Except as provided in Sections 6.2(b) and this 6.2(c) and the Award Agreement, the Grantee shall have, with respect to the Awarded Stock, all of the rights of a holder of Common Stock including the right to vote the Awarded Stock and, if granted by the Board, the right to receive any cash dividends.

(d) Except to the extent otherwise provided in the applicable Award Agreement and Sections 6.2(a) and 6.2(f), if a Grantee ceases to be a Non-Employee Director of the Company for any reason other than death, Disability, Retirement, or Cause, all unvested Awarded Stock shall be forfeited as of the date the Grantee ceases to be a Non-Employee Director.

(e) If a Grantee ceases to be a Director of the Company because of removal for Cause, all unvested Awarded Stock shall be forfeited as of the date the Grantee ceases to be a director.

(f) In the event of a Grantee’s death, Disability or Retirement while a Director of the Company, all unvested Awarded Stock shall become fully vested and all restrictions (other than restrictions on transferability in the absence of registration of the Awarded Stock under the Securities Act or the availability of an exemption therefrom), shall end as of the date of such death, Disability or Retirement.

(g) Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

(h) The Board may at any time accelerate the vesting of all or any portion of any Award or provide for the lapsing of any conditions or restrictions on any outstanding Award, or portion thereof.

SECTION 7. Adjustments Upon Change In Capitalization

Notwithstanding the limitations set forth in Section 3, in the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures or other change in corporate structure of the Company affecting the Common Stock, the Board shall make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number of shares subject to outstanding Awards, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number.

SECTION 8. Termination and Amendment

8.1 Termination. The Plan shall terminate on the earliest to occur of: (i) the date when all of the Common Stock available under the Plan shall have been granted and vested; (ii) June 9, 2019; or (iii) such earlier date as the Board may determine. Notwithstanding the foregoing sentence, the termination of the Plan shall not terminate the rights of a Grantee with respect to Awards made on or prior to the date of such Plan termination.

8.2 Amendment. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would: (i) impair the rights under an Award or Award Agreement theretofore granted without the recipient’s consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3 or to cause the Plan to comply with Code section 409A, or (ii) disqualify the Plan from the exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by law or agreement.

SECTION 9. Withholding

The Grantee shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Board’s sole discretion, a Grantee may elect to have such tax obligations paid, in whole or in part, in shares of Common Stock, including shares retained from the Award creating the tax obligation. For withholding tax purposes, the value of the shares of Common Stock shall be the Fair Market Value on the date the withholding obligation is incurred. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Grantee.

SECTION 10. No Right to Re-Election

Nothing in the Plan or in any Award granted pursuant to the Plan or any action taken under the Plan shall confer on any individual any right to continue as a Non-Employee Director of the Company or to be renominated by the Board or re-elected by the stockholders of the Company.

SECTION 11. Effective Date of the Plan

The effective date of the Plan was the date of the 2009 Annual Meeting of Stockholders at which the Company’s stockholders approved the Plan.

SECTION 12. Governing Law

To the extent that state laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the laws of the State of Delaware without regard to its conflict of laws rules.

HILL INTERNATIONAL, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 10, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Hill International, Inc. hereby appoints Irvin E. Richter and William H. Dengler, Jr. and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Hill International, Inc. to be held on June 10, 2009, at 1:00 PM, local time, at Hill International’s offices at 303 Lippincott Centre, Marlton, NJ 08053, and at any adjournments thereof. You can revoke your proxy at any time before it is voted at the Annual Meeting by: (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to any of the persons named as proxies or to the Secretary of Hill International, Inc.; or (iii) voting in person at the Annual Meeting. If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

HILL INTERNATIONAL, INC.

June 10, 2009

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i    Please detach along perforated line and mail in the envelope provided.    i

i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. To elect the following persons to the Board of Directors of the Company for the term described in the Proxy Statement:	FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES		FOR ALL EXCEPT (See instructions below	)
Nominees:

m Camille S. Andrews	☐	☐		☐

m Brian W. Clymer

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ●

	FOR	AGAINST	ABSTAIN
2. Approval of the Company’s 2009 Non-Employee Director Stock Grant Plan	☐	☐	☐

The undersigned acknowledges receipt from Hill International, Inc. prior to the execution of this Proxy of a Notice of Annual Meeting and a Proxy Statement dated May 11, 2009.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Mark here if you plan to attend the Annual Meeting      ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.